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As filed with the Securities and Exchange Commission on March 24, 2014

Registration No. 333-194306

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOELIS & COMPANY
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	6199 (Primary Standard Industrial Classification Code Number)	46-4500216 (I.R.S. Employer Identification Number)

399 Park Avenue, 5th Floor
New York, New York 10022
(212) 883-3800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Osamu R. Watanabe Esq.
General Counsel
Moelis & Company
399 Park Avenue, 5th Floor
New York, New York 10022
(212) 883-3800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Joseph A. Coco, Esq. Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Jay Clayton, Esq. Glen T. Schleyer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Class A common stock, par value $0.01 per share	$100,000,000	$12,880

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)
Includes offering price of shares that the underwriters have the option to purchase.

(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

The purpose of this Amendment No. 2 to Form S-1 Registration Statement (No. 333-194306) is to file Exhibit 10.19 and to reflect such filing in the Exhibit Index.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee		$12,880
FINRA filing fee		15,500
Listing fees			*
Transfer agent's fees			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous			*
Total	$		*

*
To be included by amendment.

        Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL"), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Tenth of the Registrant's amended and restated certificate of incorporation provides for indemnification by the Registrant of members of its board of directors, members of committees of its board of directors and of other committees of the Registrant, and its executive officers, and allows the Registrant to provide indemnification for its other officers and its agents and employees, and those serving another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant, in each case to the maximum extent permitted by the DGCL.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's amended and restated certificate of incorporation provides for such limitation of liability.

        The Registrant has also entered into separate indemnification agreements with each of its directors which are in addition to the Registrant's indemnification obligations under its amended and restated certificate of incorporation. These indemnification agreements may require the Registrant, among other things, to indemnify its directors against expenses and liabilities that may arise by reason of their status as directors, subject to certain exceptions. These indemnification agreements may also require the

Registrant to advance any expenses incurred by its directors as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors' and officers' insurance.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        On      , 2014, the Registrant issued      shares of its Class B common stock, par value $0.01 per share, to Moelis & Company Partner Holdings LP in exchange for $        . The issuance was exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) of the Securities Act of 1933.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The Exhibit Index is hereby incorporated herein by reference.

        (b)   All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the combined financial statements and related notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 24th day of March, 2014.

Moelis & Company
By:	/s/ KENNETH MOELIS
	Name:	Kenneth Moelis
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth Moelis, Elizabeth Crain, Joseph Simon and Osamu Watanabe, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ KENNETH MOELIS Kenneth Moelis	Chairman and Chief Executive Officer (Principal Executive Officer)	March 24, 2014
/s/ JOSEPH SIMON Joseph Simon	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 24, 2014

 EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering

3.2	**	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering

3.3	**	Certificate of Incorporation of the Registrant, as currently in effect

3.4	**	Bylaws of the Registrant, as currently in effect

5.1	*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	**	Form of Indemnification Agreement between the Registrant and its directors and officers

10.2	**	2014 Omnibus Incentive Plan

10.3	**	Stockholders Agreement, dated , 2014, by and between the Registrant and Moelis & Company Partner Holdings LP, Kenneth Moelis, The Moelis Irrevocable Trust and The Moelis Family Trust

10.4	**	Statement of Terms and Conditions of the 2014 Incentive Restricted Stock Unit Award for Managing Directors

10.5	**	Statement of Terms and Conditions of the 2014 Restricted Stock Unit Award for Non-Employee Directors

10.6	**	Amended and Restated Agreement of Limited Partnership, dated , 2014, by and between the Registrant and Moelis & Company Group GP LLC

10.7	**	Tax Receivable Agreement, dated , 2014, by and among the Registrant, Moelis & Company Group LP and each of the Partners (as defined therein)

10.8	**	Master Separation Agreement, dated , 2014, by and between the Registrant and Moelis & Company Holdings LP

10.9	**	Master Services Agreement, dated , 2014, by and between the Registrant and Moelis & Company Holdings LP

10.10	**	Trademark License Agreement, dated , 2014, by and between Moelis & Company Group LP and Kenneth Moelis

10.11	**	Trademark License Agreement, dated , 2014, by and between Moelis & Company Group LP and Moelis Asset Management LP

10.12	**	Aircraft Lease, dated , 2014, by and between Moelis & Company Group LP and Moelis & Company Manager LLC

10.13	**	Aircraft Time Sharing Agreement, dated , 2014, by and between Moelis & Company Group LP and Kenneth Moelis

10.14	**	Employment Agreement, dated , 2014, by and among Kenneth Moelis, Moelis & Company Group LP and the Registrant

10.15	*	Employment Agreement, dated , 2014, by and among Navid Mahmoodzadegan, Moelis & Company Group LP and the Registrant

Exhibit-1

Exhibit Number		Description
10.16	*	Employment Agreement, dated , 2014, by and among Jeffrey Raich, Moelis & Company Group LP and the Registrant

10.17	*	Employment Agreement, dated , 2014, by and among J. Richard Leaman III, Moelis & Company Group LP and the Registrant

10.18	**	Moelis Australia Holdings Pty Ltd Shareholders Agreement, dated June 2010, by and among Moelis & Company International Holdings LLC, Magic TT Pty Ltd and Moelis Australia Holdings Pty Ltd

10.19		Strategic Alliance Agreement, dated December 27, 2011, by and among Sumitomo Mitsui Banking Corporation, SMBC Nikko Securities Inc., Moelis & Company Holdings LP and Moelis & Company Holdings GP LLC

21.1	**	Subsidiaries of the Registrant

23.1	**	Consent of Deloitte & Touche LLP, independent registered public accountants

23.2	*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

*
To be filed by amendment.

**
Previously filed.

Exhibit-2

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution .
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules .
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX